Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation of our report dated July 2, 2008 with respect to the audit of the carve out financial statements of the Osteocel Business Unit of Osiris Therapeutics, Inc. as of December 31, 2007 and for the year then ended included in this Form 8-K/A of NuVasive, Inc. dated October 9, 2008.

/s/ Stegman & Company

Baltimore, Maryland
October 9, 2008